Exhibit 99.1

Contact: Erika Frederick
Phone: 763.417.8673
Erika.Frederick@polaris.com

Gwynne Shotwell Appointed to Polaris Industries Inc. Board of Directors

Minneapolis (February 6, 2019) – Polaris Industries Inc. (NYSE: PII) appointed Gwynne Shotwell to the Company’s Board of Directors effective March 1, 2019.

Ms. Shotwell will continue to serve as President and Chief Operating Officer of Space Exploration Technologies Corp. (SpaceX). She previously served as SpaceX’s Vice President of Business Development between 2002 and 2008.

“We are extremely pleased to welcome Gwynne to our Board,” said Polaris Chairman and CEO Scott Wine. “Her engineering aptitude and business acumen have been pivotal in SpaceX’s tremendous rise, and her ability to foster aggressive innovation while maintaining the highest standards for safety and quality makes her a perfect fit for Polaris’ culture. Gwynne’s unique skill set, insight and counsel will be invaluable as we look toward continued growth.”

Prior to joining SpaceX, Ms. Shotwell held management positions of increasing responsibility at The Aerospace Corporation and Microcosm, Inc. She also serves as an Officer of the Space Systems Technical Committee of the American Institute of Aeronautics and Astronautics.

Ms. Shotwell received Bachelor's and Master's degrees from Northwestern University in Mechanical Engineering and Applied Mathematics.

About Polaris
Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2018 sales of $6.1 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

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